Exhibit 99.1

VYNE Therapeutics Declares Special Cash Dividend in Connection with the

Proposed Merger with Yarrow Bioscience

Aggregate cash dividend of an estimated $16.5 million, or an estimated $0.38 per share

NEW YORK, July 10, 2026 – VYNE Therapeutics Inc. (Nasdaq: VYNE) (“VYNE” or the “Company”) today announced that its Board of Directors has declared a special cash dividend (the “Cash Dividend”) in connection with the previously announced merger (the “Merger”) with Yarrow Bioscience, Inc. (“Yarrow”) pursuant to the Agreement and Plan of Merger and Reorganization, dated December 17, 2025 (as amended, the “Merger Agreement”). The Cash Dividend, which VYNE estimates will be an aggregate of $16.5 million, or an estimated $0.38 per share, will be payable in cash to the stockholders and warrant holders of record as of July 22, 2026. The estimated cash dividend is based on VYNE’s good faith calculation of the amount by which VYNE’s net cash, as determined pursuant to the terms of the Merger Agreement prior to the closing of the Merger, will exceed $0. The estimated per share dividend is based on 42,989,506 shares of common stock and common stock equivalents outstanding as of July 9, 2026. The total actual distribution of the amount of the Cash Dividend is scheduled to be paid to VYNE’s transfer agent, in accordance with the Merger Agreement, on July 23, 2026 (the “Dividend Payment Date”), and may be higher or lower than the estimated amount. The transfer agent will distribute the Cash Dividend to stockholders and warrant holders within a few days following the Dividend Payment Date.

Payment of the Cash Dividend is conditioned upon the closing of the Merger. Closing is expected to occur on or about July 24, 2026, assuming that the transaction is approved by the Company’s stockholders and the satisfaction or waiver of all conditions under the Merger Agreement. The Company’s stockholders will consider and vote upon approval of the Merger at the special meeting of the Company’s stockholders scheduled for 10:00 a.m. Eastern Time on July 16, 2026.

If you need assistance in voting your shares or have questions regarding the special meeting of VYNE’s stockholders, please contact VYNE’s proxy solicitor, D.F. King & Co., Inc. at (800) 967-5074 (toll-free) or (646) 787-3500.

About Yarrow Bioscience, Inc.

Yarrow is a clinical-stage biotechnology company focused on developing transformative therapies for autoimmune thyroid diseases. Yarrow is developing YB-101, a potentially first-in-class anti-thyroid stimulating hormone receptor (TSHR) monoclonal antibody designed to directly and rapidly disrupt the central mechanism of both Graves’ disease and thyroid eye disease. For more information, please visit www.yarrowbioscience.com.

About VYNE Therapeutics Inc.

VYNE is a clinical-stage biopharmaceutical company focused on developing differentiated therapies to treat inflammatory and immune-mediated conditions with high unmet need. VYNE’s unique and proprietary BET inhibitors, which comprise its InhiBET™ platform, are designed to overcome limitations of early generation BET inhibitors by leveraging alternative routes of administration and enhanced selectivity. For more information, please visit www.vynetherapeutics.com.

Forward-Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act) concerning the Company, Yarrow, the proposed transactions and other matters. These forward-looking statements include express or implied statements relating to the structure, timing and completion of the proposed Merger; the expected distribution and payment of the Cash Dividend, including the timing thereof; and other statements that are not historical fact. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions (including the negatives of these terms or variations of them) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting the Company, Yarrow or the proposed transaction will be those that have been anticipated.

The forward-looking statements contained in this communication are based on current expectations and beliefs concerning future developments and their potential effects and therefore subject to other risks and uncertainties. These risks and uncertainties include, but are not limited to, risks associated with the possible failure to satisfy the conditions to the closing or consummation of the Merger, including the Company’s failure to obtain stockholder approval for the Merger; risks associated with the uncertainty as to the timing of the consummation of the Merger and the ability of each of the Company and Yarrow to consummate the transactions contemplated by the Merger; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger prior to the closing or consummation of the Merger; risks associated with the possible failure to realize certain anticipated benefits of the Merger, including with respect to future financial and operating results; the effect of the completion of the Merger on the combined company’s business relationships, operating results and business generally; risks associated with the combined company’s ability to manage expenses and unanticipated spending and costs that could reduce the combined company’s cash resources; risks related to the combined company’s ability to correctly estimate its operating expenses and other events; changes in capital resource requirements; risks related to the inability of the combined company to obtain sufficient additional capital to continue to advance its product candidates or its preclinical programs; the outcome of any legal proceedings that may be instituted against the combined company or any of its directors or officers related to the Merger Agreement or the transactions contemplated thereby; the ability of the combined company to obtain, maintain and protect its intellectual property rights, in particular those related to its product candidates; the combined company’s ability to advance the development of its product candidates or preclinical activities under the timelines it anticipates in planned and future clinical trials; the combined company’s ability to replicate in later clinical trials positive results found in preclinical studies and early-stage clinical trials of its product candidates; the combined company’s ability to realize the anticipated benefits of its research and development programs, strategic partnerships, licensing programs or other collaborations; regulatory requirements or developments and the combined company’s ability to obtain necessary approvals from the U.S. Food and Drug Administration or other regulatory authorities; changes to clinical trial designs and regulatory pathways; competitive responses to the Merger and changes in expected or existing competition; unexpected costs, charges or expenses resulting from the Merger; potential adverse reactions or changes to business relationships resulting from the completion of the Merger; legislative, regulatory, political and economic developments; changes in the net cash of the Company and the per share dividend amount, each as determined in accordance with the terms of the Merger Agreement, relative to the currently estimated amounts; and those risks and uncertainties and other factors more fully described in filings with the Securities and Exchange Commission, including reports filed on Form 10-K, 10-Q and 8-K and in other filings made by the Company with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, and with regard to the proposed transaction, are based on the Company’s current expectations, estimates and projections about the expected date of closing of the proposed transaction and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by the Company, all of which are subject to change. Such forward-looking statements are made as of the date of this communication, and the parties undertake no obligation to update such statements to reflect subsequent events or circumstances, except as otherwise required by securities and other applicable law.

No Offer or Solicitation

This communication is not intended to and does not constitute (i) a solicitation of a proxy, consent or approval with respect to any securities or in respect of the proposed transaction or (ii) an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act or an exemption therefrom. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR DETERMINED IF THIS COMMUNICATION IS TRUTHFUL OR COMPLETE.

Important Additional Information About the Proposed Transaction Has Been Filed with the SEC

This communication does not substitute for the S-4 (as defined below), proxy statement/prospectus or for any other document that VYNE has filed or may file with the SEC in connection with the proposed transaction. In connection with the proposed transaction between VYNE and Yarrow, VYNE has filed relevant materials with the SEC, including a registration statement on Form S-4 (File No.: 333-294804) that contains a proxy statement/prospectus (the “S-4”). VYNE URGES INVESTORS AND STOCKHOLDERS TO READ THE S-4, INCLUDING THE PROXY STATEMENT/PROSPECTUS CONTAINED THEREIN, AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT VYNE, YARROW, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and stockholders will be able to obtain free copies of the S-4 and other documents filed by VYNE with the SEC through the website maintained by the SEC at www.sec.gov. In addition, investors and stockholders should note that VYNE communicates with investors and the public using its website (www.vynetherapeutics.com) and the investor media website (https://vynetherapeutics.com/investors-media) where anyone will be able to obtain free copies of the S-4 and included proxy statement/prospectus and other documents filed by VYNE with the SEC and stockholders are urged to read the S-4 and included proxy statement/prospectus and the other relevant materials before making any voting or investment decision with respect to the proposed transaction.

Participants in the Solicitation

VYNE, Yarrow and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the proposed transaction. Information about VYNE’s directors and executive officers, including a description of their interests in VYNE, is included in the S-4 and VYNE’s Annual Report on Form 10-K for the year ended December 31, 2025, which was filed with the SEC on February 27, 2026. These documents are available free of charge at the SEC's website at www.sec.gov.

Yarrow Media Contact:

Ten Bridge Communications

TBCYarrow@tenbridgecommunications.com

VYNE Investor Relations:

John Fraunces

LifeSci Advisors, LLC

jfraunces@lifesciadvisors.com